Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (the “Agreement”), entered into on the 28th day of February 2006 and effective as of the 1st day of March 2006 (the “Effective Date”), by and between Albert J. Lazo (the “Executive”), and Azur Holdings Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein con-tained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. EXECUTIVE'S DUTIES. The Company hereby agrees to employ Executive to render his services during the term hereof, in an executive capacity as Corporate Secretary and General Counsel (the “Position”) and Executive hereby accepts such employment by the Company, on and subject to the terms and con-ditions of this Agreement.

The Executive shall use the Executive’s best efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform faithfully and efficiently the duties of the Position.

The Executive shall, during the term of this Agreement, devote his attention and energies to the performance of his duties hereunder, provided that the Company agrees that Executive may devote a portion of his time to the performance of legal services on behalf of third parties. The Executive shall use his reasonable discretion in determining how to allocate his time between the Company and such other third parties.

During the term of this Agreement the Company agrees to comply with all ap-plicable laws, regulations and codes to which it may be subject from time to time. The Company further agrees not to instruct the Executive to take any actions or perform any services, which may be deemed to be a violation of such applicable laws, regula-tions or codes

2. COMPENSATION.

2.1. Salary. The Executive’s salary shall be One Hundred Eighty Thousand Dollars ($180,000) per annum (“Salary”) payable on the 1st and the 15th day of each month in arrears, in accordance with Company’s standard payroll practices beginning on the Effective Date.

2.2 Additional Term. The Salary shall be increased at a rate of no less than 10% per 12 moths of service over the previous 12 months’ Salary (“Minimum Increase”). Any increases above the Minimum Increase shall be at the discretion of the Company.

3. TERM. The term of Executive's employment hereunder will commence as of the Effective Date and will continue without interruption for a period of Six (6) month (the “Initial Term”). After the Initial Term, the Agreement shall renew automatically for additional six (6) month periods (the “Additional Term”) on the terms set forth herein unless the Agreement is terminated by either party in writing within thirty days prior to the expiration of the Initial Term or the applicable Additional Term as the case may be.

4. TERMINATION.

4.1 Termination By Company For Cause. The Agreement may be terminated by the Company for cause. For the purposes of this Agreement the term “Cause” means the Executive’s: (a) willful appropriation or conversion for his own use of property or money belonging to the Company; (b) material violation of this Agreement, which is not cured within ten (10) days after written notice by the Company to the Executive; and (c) substance abuse and/or refusal to submit to periodic substance screening tests as determined by the Company from time to time.

In the event the Executive is terminated for Cause, the Company shall pay the Executive his Salary through the date of termination and, no other benefits hereunder shall be paid to Executive.

4.2. Termination By Company Without Cause. The Company may terminate the Agreement without Cause. In the event the Executive is terminated for any reason other than Cause as defined in Section 4.1, the Executive shall be entitled to continue receiving his Salary for the period consisting of the shorter of: (i) four (4) months after date of termination; or, (ii) the remaining balance of the Initial Term or Additional Term, as the case may be, of this Agreement then in effect.

4.3. Termination By Executive For Good Reason. The Agreement may be terminated by the Executive for Good Reason. For the purpose of this Agreement, the term “Good Reason” means the Company’s material violation of this Agreement, which is not cured within ten (10) days after written notice of the violation by the Executive to the Company, or if the Company takes any actions which may be deemed to be a violation of any applicable local, state or federal laws, regula-tions or codes.

In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to continue receiving his Salary for the period consisting of the shorter of: i) the balance of the term of this Agreement, as if this Agreement had not been terminated; or, ii) Four (4) months after date of termination.

4.4. Termination By Executive Without Good Reason. The Executive may terminate the Agreement at any time without Good Reason for any reason by giving the Company thirty (30) days written notice of Executive’s resignation. In the event this Agreement is terminated by Executive for any reason other than for “Good Reason” as defined in Section 4.3, the Executive shall be entitled to continue receiving his Salary through the date of such termination. Thereafter, the Company and the Executive shall not have any further liabilities or obligations to each other whatsoever.

4.5 Death. In the event of Executive's death during the term of this Agreement, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Executive's estate within ten (10) days after the date of Executive's death (i) any accrued unpaid Salary to which Executive was entitled as of the date of death and (ii) any amounts due to Executive as of the date of death as reimbursement of expenses under Section 5.4 below.

4.6 Disability. If Executive becomes unable due to a mental or physical disability to perform the services required of Executive pursuant to this Agreement, as determined in good faith by the Board, for an aggregate of six (6) months in any twelve (12) month period (a "Disability"), the Company, at its option, may terminate Executive's employment hereunder (the date of such termination, the "Disability Date"), and, thereafter, Executive shall not be deemed to be employed under this Agreement and the Company shall have no further obligations to make payments or otherwise under this Agreement. In the event of a Disability, the Company shall pay to Executive within ten (10) days after the Disability Date (i) any unpaid accrued Salary as of the Disability Date, and (ii) any amount due to Executive as of the Disability Date as reimbursement of expenses under Section 5.4. Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

4.7 No Offset - No Mitigation. Executive shall not be required to mitigate any damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Executive as a result of his employment by another employer.

5. BENEFITS. The Executive shall be entitled to the following benefits in addition to those provided to all other employees of the Company:

5.1. Vacation. Executive shall be entitled to reasonable paid vacation periods, not exceeding ten (10) working days per term hereof, in addition to any legal holidays recognized by the Company. Vacation schedules must be agreed upon with the Chairman of the Board of Directors to ensure competent management of the Company in the Executive's absence.

5.2. Pension Plan. The Executive will participate in any pension plan provided by the Company to its other executives.

5.3. Health Insurance. The Corporation agrees to provide Executive with a $400 dollar per month health insurance stipend which shall be paid on the Thirtieth (30) Day of each month.

5.4. Miscellaneous Expenses. The Company shall reimburse the Executive for any expenses incurred in connection with such his employment including travel, cellular phone, Florida bar dues, continued education courses and other expenses (collectively “the Expenses”) as the Executive and the Company agrees from time to time.

5.5 Other Benefits. During the term of the Agreement, Executive shall be entitled to participate in any insurance programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company’s employees of comparable rank and status as Executive, subject to the provisions of such plans and programs.

6. OWNERSHIP OF INFORMATION AND DOCUMENTS. Executive shall promptly communicate and disclose to the Company on request all information obtained by him in the course of his employment relating to the business of the Company. All written reports, recommendations, advice, records, documents and other materials prepared or obtained by Executive or coming into his possession during his employment hereunder which relate to the performance by the Company or its business shall be the sole and exclusive property of the Company and, at the end of Executive's employment hereunder, or at the request of the Board of Directors during the period of Executive's employment hereunder, Executive shall promptly deliver all such written materials to the Company. Executive shall prepare and submit to the Company such regular periodic reports as the Board of Directors may request with respect to the acti-vities undertaken by him or conducted under his direction in con-nection with the business of the Company during his employment hereunder. Such reports and the information contained therein shall be and remain the sole property of the Company.

7. INTANGIBLE PROPERTY. Executive shall assign to the Company, immediately upon the execution of this Agreement, or thereafter, immediately upon making or acquiring them, as the case may be, any and all inven-tions, processes, discoveries, “know-how”, improvements, patent rights, letters, patents, copyrights, trademarks, service marks, trade names and applications therefore and all rights and interest in, to and under the same which he may legally transfer, now possessed by him or hereafter made, acquired, or possessed by him during the term of this Agreement, relating in any way to the business and activities of, or the equipment, devices, processes, and formulae connected with the Company's business or any other business conducted by the Company and agrees that, upon request, he will promptly make all disclo-sures, execute all instruments and papers, and perform all acts whatsoever necessary or desired by the Company to vest and con-firm in it, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this Section and which may be necessary or desirable to enable the Company and its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

8. CONFIDENTIALITY. All information and records pertaining to the Company in the custody of the Executive shall be considered confidential in nature and shall not be disclosed or furnished to third parties outside of the Company without the prior consent of the Company. Notwithstanding the foregoing, the provisions of this paragraph shall not prohibit the Executive from making such disclosures as may be required under applicable laws or pursuant to a court order.

9. POTENTIAL CONFLICTS. Based upon my discussions with the Company and certain third parties whom Executive represented or has represented regarding my dual representation, Executive, as a licensed attorney in the state of Florida, has reasonably concluded that the representation of third parties that are related to the Company will not affect Executive’s responsibilities of loyalty to the Company and the third parties. However, please be aware that in the event that there is a dispute between the third party and the Company that relates directly or indirectly to the Company, the Company agrees that the Executive will be unable to represent either party regarding such dispute.

This letter is intended to comply with the Florida Bar Rules (Rule 4-1.7, among others). If the Company has any questions regarding the foregoing, please do not hesitate in contacting the Executive immediately.

10. NOTICES. All notices hereunder shall be given in writing by registered or certified mail, postage prepaid, addressed to the parties at the following respective addresses, or at such other address as may from time to time be designated by either party to the other hereunder or by hand delivery or telecopy indicating receipt as follows:

To the Executive:

Albert J. Lazo
2900 Columbus Blvd.
Coral Gables, FL 33134

To the Company:

Azur Holdings Inc.
101 NE 3rd Avenue, Suite1220
Ft. Lauderdale, FL 33301

11. SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that the executive and managerial services to be rendered by Executive hereunder are of such a special, unique and extraordinary character that it gives them a peculiar value impossible to replace and for the loss of which the Company cannot be reasonably or adequately compensated in damages, and Executive acknowledges and agrees that a breach by him of the provisions of Sections 6, 7 or 8 of this Agreement hereof will cause the Company irreparable injury and damage. Executive, therefore, expressly agrees that the Company shall be entitled to injunctive and/or other equitable relief to prevent a breach of Sections 6, 7 or 8 of this Agreement and to secure their enfor-cement. Nothing herein shall be construed as a waiver by the Company of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, busi-ness or reputation arising out of any wrongful act or omission of Executive.

12. ENTIRE AGREEMENT. All prior negotiations of the parties or any party relating to the subject matter hereof, have been merged in and are superseded by this instrument, and contain the entire Agreement of the parties, and there are no promises, agreements, understandings, representations, warran-ties or conditions of any nature not set forth in these instruments, made as an inducement to the execution hereof or otherwise.

13. NO WAIVERS. No failure by either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by either party preclude any other or future exercise of that right or any other right hereunder by that party.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement, or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

15. APPLICABLE LAW. This Agreement shall be construed under and governed by the law of Florida.

16. ASSIGNMENT. This Agreement, and the rights conferred hereby, shall not be assignable, in whole or in part, by either party, except that the Company may assign this Agreement to, and it shall be binding upon, any person, firm or company with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.

17. AMENDMENT. This Agreement may not be amended, terminated or super-seded except by an agreement in writing between the Company and Executive.

18. COUNTERPARTS. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same document.

19. NO VERBAL AGREEMENTS. There are and there will be no verbal agreements in any way modifying the terms of this Agreement.

20. INDEPENDENT LEGAL COUNSEL. The Executive and Company hereby represents that they have employed their own independent legal counsel and tax advisors to review and advise their respective positions with respect to legal and tax consequences of this Agreement. Neither party has not solicited or relied on the other’s legal or tax advisors for any advice with respect to this Agreement.

21. ARBITRATION. Except any dispute under which the remedy of specific performance is sought under Section 11, hereof, all disputes arising in connection with this Agreement will be finally settled under the rules of the American Arbitration Association (the “Rules”), by three arbitrators, one to be selected by the Company, one to be selected by the Executive, and one selected by the arbitrators selected by the Executive and Company. The selection of the arbitrators will be in accordance with the Rules. The place of arbitration will be in Miami, Florida. The procedural law applicable to the dispute will be the Florida Rules of Civil Procedure. The substantive law applicable to the merits of the case will be the Florida law as in effect at the date of this Agreement. The parties agree that the award of the arbitrators: will be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it will be made and will promptly be payable in U.S. dollars free of any tax, deduction or offset; and that any costs, fees or taxes, including attorneys' fees, paralegal and law clerk fees, incident to enforcing the award will, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award will include interest from the date of any damages incurred for the breach or other violation of the Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the London Interbank Offering Rate (“LIBOR”) per annum quoted for the corresponding period by Chase Manhattan Bank in the London Interbank Market of the United States Dollars for immediately available funds; provided, however, that in no event will the rate of interest chargeable or collectible on any such award exceed the highest lawful rate permitted from time to time under Florida law. For purposes of determining the highest lawful rate, under Florida law, the parties hereby select the “indicated rate ceiling” as in effect from time to time during the periods in which such award remains unpaid. All notices by one party to the other, in connection with the arbitration, must be in writing and must be deemed to have been duly given or made if delivered, mailed by registered air mail, return receipt requested, or telecopied to their addresses shown in the Company's books and records.

22. RECITALS. The recitals set forth on the first page of this Agreement are true and correct and are incorporated herein by reference.

23. ATTORNEYS' FEES. In the event judicial or ad-ministrative proceedings or action is brought by one party against another party with respect to the interpretation or enforcement of this Agree-ment, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, paralegal and law clerk fees, at the investigative, pre-trial, trial administrative, bankruptcy and appellate levels.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

In the presence of:	COMPANY:

AZUR HOLDINGS INC.

/s/ Albert Lazo	By:	/s/ Donald Winfrey
Witness		Donald Winfrey, President

EXECUTIVE:

/s/ Christine Goree	By:	/s/ Albert Lazo
Witness		Albert J. Lazo, General Counsel and Secretary